UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
Specialized Disclosure Report
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Tandem Diabetes Care, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-36189	20-4327508
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
12400 High Bluff Drive, San Diego, CA		92130
(Address of principal executive offices)		(Zip Code)

Shannon M. Hansen
Tandem Diabetes Care, Inc.
Executive Vice President, Chief Legal, Privacy & Compliance Officer and Secretary
(858) 366-6900
(Name and telephone number, including area code, of the person to contact in connection with this report.)
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Check the appropriate box below to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period January 1 to December 31, 2023.
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Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Tandem Diabetes Care, Inc. (“Tandem”) is filing a Conflict Minerals Report for the reporting period January 1 to December 31, 2023 as an exhibit to this specialized disclosure report on Form SD (“Form SD”) and is providing that report on Tandem’s website at http://investor.tandemdiabetes.com/corporate-governance/esg.

Item 1.02 Exhibit

The Conflict Minerals Report required by Item 1.01 is filed as an exhibit to this Form SD.

Section 2 - Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this Form SD:

Number	Description
1.01	Tandem Diabetes Care, Inc. Conflict Minerals Report for the reporting period January 1 to December 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.

By:	/s/ Shannon M. Hansen
Shannon M. Hansen
Executive Vice President, Chief Legal, Privacy & Compliance Officer and Secretary

Date: May 31, 2024
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